UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2015 (February 19, 2015)

State or other
jurisdiction of
Exact name of registrant	incorporation or	Commission	I.R.S. Employer
as specified in its charter	organization	File Number	Identification No.

Windstream Holdings, Inc.	Delaware	001-32422	46-2847717

Windstream Corporation	Delaware	001-36093	20-0792300

4001 Rodney Parham Road
Little Rock, Arkansas	72212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 748-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously announced, on February 9, 2015, a purported stockholder of Windstream Holdings, Inc. (“Windstream”) filed a putative class action lawsuit in the Delaware Court of Chancery, captioned Doppelt v. Windstream Holdings, Inc., et al., C.A. No. 10629-VCN. Plaintiff alleged that Windstream’s Board of Directors (the “Board”) breached their fiduciary duties by causing Windstream to issue a proxy statement that allegedly omitted material information in connection with a special meeting of stockholders scheduled to be held on February 20, 2015 to vote on certain amendments to Windstream Corporation’s charter and to approve a 1 for 6 reverse stock split (the “Special Meeting”). Plaintiff sought to enjoin the Special Meeting until additional public disclosures were made. A hearing was held on February 19, 2015 at which the court denied the requested injunction of the Special Meeting. Accordingly, the Special Meeting will be held as scheduled on February 20, 2015 at 10:00 a.m. (Central time).

Information about the matters to be considered at the Special Meeting can be found in the definitive proxy statement dated January 9, 2015 that Windstream has filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders. Such proxy statement includes information about Windstream’s directors and executive officers and their ownership of Windstream’s common stock who may be deemed to be participants in the solicitation of proxies from Windstream’s stockholders with respect to the proposals for which stockholder approval is being sought. Investors are urged to read the definitive proxy statement (including any amendments and supplements) and any other relevant documents filed with the SEC because they contain important information about Windstream and the proposed transaction. The definitive proxy statement and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov and Windstream’s website at www.windstream.com. In addition, these documents can also be obtained free of charge from Windstream upon written request to the Corporate Secretary at 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDSTREAM HOLDINGS, INC.		WINDSTREAM CORPORATION

By:	/s/ John Fletcher	By:	/s/ John Fletcher
Name:	John P. Fletcher	Name:	John P. Fletcher
Title:	Executive Vice President and General Counsel	Title:	Executive Vice President and General Counsel

Date: February 19, 2015